Exhibit 5.1

June 24, 2013

Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, TX 77027

Ladies and Gentlemen:

I am the General Counsel for Cameron International Corporation, a Delaware corporation (the “Company”), and have acted in such capacity in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about June 25, 2013, under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering 435,200 shares of common stock, $0.01 par value per share, of the Company (the “Shares”); said Shares are issuable under the OneSubsea LLC Retirement Savings Plan and the OneSubsea LLC Nonqualified Deferred Compensation Plan (collectively, the “Plans”).  The Registration Statement is also being filed to register $124,500,000 of Deferred Compensation Obligations (the “Deferred Compensation Obligations”) of OneSubsea LLC, a Delaware limited liability company, to be offered pursuant to the OneSubsea LLC Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”).  In such capacity, I have examined the Restated Certificate of Incorporation and the By-Laws of the Company, the Plans, and such other documents of the Company as I have deemed necessary or appropriate for the purposes of the opinion expressed herein.

I have assumed that (i) all information contained in the above mentioned documents I have reviewed is true, correct and complete; (ii) all signatures on all documents were genuine; (iii) all documents I reviewed were originals that were true and complete, or if copies of originals, such copies were true and complete copies of the originals thereof; and (iv) all persons executing and delivering said documents were competent to execute and deliver such documents.  In addition, I have assumed that all of the Deferred Compensation Obligations will be settled in accordance with the terms of the Deferred Compensation Plan.

Based upon the foregoing, I advise you that, in my opinion, that (i) when issued in accordance with the provisions of the Plans, the Shares have been duly authorized and, when issued in accordance with the terms of the Plans and related agreements thereunder, will be validly issued, fully paid and non-assessable, (ii) the Deferred Compensation Obligations, when issued in accordance with the provisions of the Deferred Compensation Plan, will constitute valid and binding obligations of OneSubsea LLC, and (iii) the provisions of the written Deferred Compensation Plan documents comply with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The opinion set forth in clause (i) of the preceding paragraph is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions or doctrines of general applicability, including those relating to or affecting creditors’ rights generally, and by general equitable principles or fiduciary considerations and public policy considerations, whether such principles or considerations are considered in a proceeding at law or in equity.  The opinion set forth in clause (iii) of the preceding paragraph applies only as to the form of the written Deferred Compensation Plan documents, and for purposes of such opinion, I have assumed that the employees and other persons who are eligible to participate in the Deferred Compensation Plan constitute a select group of management or highly compensated employees for purposes of ERISA.  Accordingly, but without limitation of the previous sentence, I express no opinion as to whether the employees eligible to participate in the Plan constitute a select group of management or highly compensated employees for purposes of ERISA, which is a factual issue depending upon the facts and circumstances in existence from time to time.

The opinion expressed above is limited to the Delaware General Corporation Law and the federal laws of the United States of America. I am not admitted to the practice of law in the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come into the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/ s / William C. Lemmer
William C. Lemmer
Senior Vice President & General Counsel